INFOSPACE APPOINTS STEVE HOOPER TO BOARD OF DIRECTORS

Announces Search for Shareholder Director

Sets Annual Meeting for June 8, 2011

BELLEVUE, Wash.—April 11, 2011-- InfoSpace, Inc. (NASDAQ:INSP) announced today that it has appointed Steve Hooper to the Company’s Board of Directors. Mr. Hooper is a founding partner of Ignition Partners, a venture capital firm that invests in communications, internet, software, and technology services.

“Steve brings to InfoSpace an in-depth knowledge of our industry at a critical period in our history,” said John Cunningham, Chairman of the Board of InfoSpace. “His breadth of experience in the technology, internet and telecommunications space will be a tremendous addition to our Board as we continue to seek out the right strategic opportunities.”

Prior to founding Ignition, Mr. Hooper worked closely with Craig McCaw, a pioneer of the mobile-phone industry, for 18 years. Hooper was the Chairman and Chief Executive Officer at Nextlink Communications (now XO Communications) where he was responsible for repositioning the company to an integrated communications provider offering a full complement of voice and data services. Prior to this, he served as the Co-Chief Executive Officer at Teledesic with McCaw. In that capacity, Hooper oversaw the operation of the company and the negotiation of the multi-billion dollar satellite contract with Motorola. From 1994 to 1997, he served as the Chief Executive Officer at AT&T Wireless. As the President and Chief Executive Officer at the firm, Hooper grew the company from $1.8 billion sales to $4 billion.

Mr. Hooper holds an MBA from the Wharton School and a B.S. in Civil Engineering from Seattle University, where he served as a Trustee for 14 years.

Hooper will join seven other members on InfoSpace’s board. The Company notes that the Board is also seeking a qualified shareholder to fill a ninth Board seat.

InfoSpace will hold its annual meeting of shareholders at 2:00 p.m. (PDT) on

Wednesday, June 8, 2011, at InfoSpace's offices located at 601 108th Avenue NE, Suite 1200, Bellevue, Washington 98004.

About InfoSpace, Inc.

InfoSpace, Inc., a leading developer of metasearch products, is focused on bringing the best of the Web to Internet users. InfoSpace's proprietary metasearch technology combines the top results from several of the largest online search engines, providing fast and comprehensive search results. InfoSpace sites include Dogpile®

(www.dogpile.com), InfoSpace.com® (www.infospace.com), MetaCrawler® (www.metacrawler.com), WebCrawler® (www.webcrawler.com), and WebFetch® (www.webfetch.com). InfoSpace's metasearch technology is also available on nearly 100 partner sites, including content, community, and connectivity sites. In addition, the Company operates an e-commerce channel that includes a collection of more than 200 specialty retail stores under the Mercantila®(www.mercantila.com) brand and an innovative online search engine optimization tool, WebPosition® (www.webposition.com). More information may be found at www.infospaceinc.com.

InfoSpace.com, InfoSpace, Dogpile, MetaCrawler, WebCrawler, WebFetch, Mercantila, and other marks are trademarks of InfoSpace, Inc. The names of other companies and products mentioned herein may be the trademarks of their respective owners.

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CONTACT: InfoSpace, Inc. Stacy Ybarra, 425-709-8127 stacy.ybarra@infospace.com